CHEYENNE RESOURCES, INC.
                                7609 Ralston Road
                                Arvada, CO 80002
                                                                 June 15, 2004


VIA EDGAR
- ---------
Division of Corporate Finance
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549



Mail Stop 3-9


     Re: Proxy Statement on Form Def14c (the "Proxy Statement") of Cheyenne Resources, Inc. (the "Company") #000-9154


Ladies and Gentlemen:

     The Company hereby that the above-referenced Proxy Statement is withdrawn. No action has been taken regarding the Definitive 14c. The Company will file a preliminary 14A which will replace the 14c.


                                Very truly yours,

                                CHEYENNE RESOURCES, INC.



                                By:  /s/ Denis Iler
                                     -----------------------
                                     Denis Iler
                                     President